Exhibit 99.1

MARCUS & MILLICHAP, INC. NAMES MITCHELL R. LABAR

CHIEF OPERATING OFFICER

CALABASAS, Calif. March 10, 2016, (BUSINESS WIRE) -- Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research, and advisory services, today announced the appointment of Mitchell R. LaBar as Executive Vice President and Chief Operating Officer effective March 31, 2016, according to Hessam Nadji, the Company’s prospective President and Chief Executive Officer.

Mr. LaBar, who is returning to Marcus & Millichap, will be responsible for overseeing and growing the firm’s brokerage offices nationally. This includes the performance, training and development of the firm’s regional managers. “Mitch is uniquely qualified for this critical role, helping us execute our strategic initiatives and the evolution of the firm into our next phase of growth,” said Mr. Nadji. “He has a diverse, 25-year history with the firm as an agent, regional manager, division manager and former partner of Marcus & Millichap before its IPO. His key experiences in opening offices that became top performers and relationships with many of our top agents and managers will be extremely valuable as we lead the firm forward,” Mr. Nadji added. Mr. LaBar will report to and work closely with Mr. Nadji in his new role.

Mr. LaBar joined Marcus & Millichap in 1984 as an agent in the firm’s Newport Beach, California office. He became a regional manager in 1989 and opened the firm’s Ontario, California office which remains one of the firm’s top producing offices. He became a division manager in 1996, overseeing offices in Southern California and was then chosen to expand the firm in the Northeast. He opened and successfully ran several offices throughout the Northeast region.

Mr. LaBar left the firm in 2008 to become a successful private real estate investor. He was tapped in 2015 as a consultant to assist with enhancing the firm’s management leadership training and development programs. “Working closely with Mitch over the last year enabled us to develop a productive and collaborative dynamic and helped cement the decision for his selection. We are delighted to have him on board as part of the leadership team,” Mr. Nadji added.

“I am thrilled to return to Marcus & Millichap as its Chief Operating Officer. It is a pleasure to be officially reunited with such a dynamic and successful platform. I look forward to joining my team members in both strengthening and expanding the Marcus & Millichap platform as an engine for the continued delivery of shareholder value,” commented Mr. LaBar.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research, and advisory services. As of December 31, 2015, the Company has over 1,600 investment sales and financial professionals in 80 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 8,715 transactions in 2015, with a sales volume of approximately $37.8 billion. For additional information, please visit www.MarcusMillichap.com.